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                    [CARTER, LEDYARD & MILLAIRN LETTERHEAD]

                                                                    EXHIBIT 5.2

April 20, 1998


Continental Can Company, Inc.
One Aerial Way
Syosset, NY 11791

Gentlemen:


     We have acted as counsel for Continental Can Company, Inc. ("Company") in connection with the negotiation and execution of the Agreement and Plan of Merger dated January 14, 1998 (the "Agreement"), between Company and Suiza Foods Corporation ("Parent"), pursuant to which Parent's wholly-owned, newly-formed subsidiary, CC Acquisition Corporation, a Delaware corporation ("Sub"), will be merged with and into Company (the "Merger"). You have requested our opinion as to certain federal income tax consequences of the Merger. All capitalized terms used herein which are not otherwise defined have the same meaning as in the Agreement.

     In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Agreement, and such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In rendering the opinion set forth below, we have relied upon certain written representations and covenants of Parent and Company, which are annexed hereto.


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Continental Can Company, Inc.                                               -2-


     In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant.

     Based upon and subject to the foregoing, we are of the opinion that the Merger will, under current law, constitute a tax-free reorganization under
Section 368(a) of the Code, and Parent and Company will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

     As a tax-free reorganization, the Merger will have the following Federal income tax consequences for Company stockholders, Company and Parent:

     1. Pursuant to Code Section 354(a)(1), the Company stockholders will recognize no gain or loss on the exchange of their Company Stock solely in exchange for Parent Common Stock.

     2. Pursuant to Code Section 358(a)(1), the basis of the Parent Common Stock received by the Company stockholders (including any fractional share interests to which they may be entitled) will be the same as the basis of the Company Stock surrendered in exchange therefor.

     3. Pursuant to Code Section 1223(1), the holding period of the Parent Common Stock to be received by the Company stockholders (including any fractional share interests to which they may be entitled) will include the period during which the Company Stock surrendered in exchange therefor is held, provided that the Company Stock surrendered is held as a capital asset at the Effective Time.

     4. The payment of cash to the Company stockholders in lieu of their fractional interests of Parent Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then redeemed. These payments will be treated as having been received as distributions in full payment in exchange for stock redeemed as provided in Code Section 302(a).

     5.   Parent will not recognize gain or loss as a result of the Merger.

     6.   Company will not recognize gain or loss as a result of the Merger.

     Except as set forth above, we express no opinion as to the tax consequences to any party, whether, Federal, state, local or foreign, of the Merger or of any transactions related to the Merger or contemplated by the Agreement. This opinion is being furnished only to you in connection with the Merger and solely for your benefit in connection therewith and may not be used or relied
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Continental Can Company, Inc.


upon for any other purpose and may not be circulated, quoted or otherwise referred to for any other purpose without our express written consent.


                                             Sincerely,

                                             /s/  CARTER, LEDYARD & MILBURN